Exhibit 21.1

SUBSIDIARIES OF JUNO LIGHTING, INC.

State or Jurisdiction
Name of Subsidiary	of Incorporation

Juno Manufacturing, Inc.	Illinois
Indy Lighting, Inc.	Indiana
Juno Lighting, Ltd.	Canada
Alfa Lighting, Inc.	California
Modulight L.L.C	Delaware